Exhibit 10(o)-3
TERMINATION AGREEMENT
     This Termination Agreement (“Agreement”) is made effective this the 28th day of July, 2005, by and among Tuscaloosa Steel Corporation (“TSC”), Corus UK Limited (“Corus”), and Mobile Gas Service Corporation (“MGSC”).
W I T N E S S E T H   T H A T
     WHEREAS, TSC and MGSC entered into that certain Mobile Gas Service Corporation Transportation Agreement dated May 15, 1995 by and between TSC and MGSC, as amended by the Amendment to Gas Transportation Agreement dated August 23, 1996, and as further amended by that letter agreement dated October 21, 1999 (collectively, the “Gas Contract”); and
     WHEREAS, British Steel plc and MGSC entered into that certain letter guaranty agreement dated May 15, 1995, pursuant to which British Steel plc guaranteed certain of TSC’s obligations under the Gas Contract (the “Guaranty”);
     WHEREAS, British Steel plc changed its status from a public company to that of a private company and changed its name to Corus UK Limited;
     WHEREAS, Corus and MGSC amended the Guaranty to substitute Corus as the guarantor, by that certain letter of amendment dated June 8, 2000;
     WHEREAS, TSC is an indirect, wholly-owned subsidiary of Corus;
     WHEREAS, by letter dated June 30, 2005, TSC notified MGSC of its intent to terminate the Gas Contract effective as of July 31, 2005, upon the terms and conditions set forth in this Agreement, and MGSC is willing to accept termination of the Gas Contract upon such terms and conditions;
     NOW, THEREFORE, the premises considered, the parties to this Agreement do hereby agree as follows:
     1. Termination of Gas Contract. The Gas Contract is terminated effective as of July 31, 2005.
     2. Termination Payment. In full and final satisfaction of its obligations under the Gas Contract and Corus’s obligations under the Guaranty, TSC shall pay a total of $6,100,000.00 (the “Termination Payment”) to MGSC via wire transfer to an account designated by MGSC, as follows.

Termination Payment Installment	Date of Installment
$1,000,000	October 3, 2005
$1,250,000	January 2, 2006
$1,250,000	March 31, 2006
$1,250,000	June 30, 2006
$1,350,000	October 2, 2006
$6,100,000.00	TOTAL TERMINATION PAYMENT
     3. Satisfaction and Release of TSC. Notwithstanding any provisions in the Gas Contract to the contrary, upon termination of the Gas Contract and payment of the Termination Payment to MGSC, the Gas Contract shall be void and of no further effect, TSC shall be deemed to have satisfied all obligations, duties, and responsibilities to MGSC under the Gas Contract, including but not limited to, (a) payment of a termination payment in lieu of Minimum Bills under Exhibit “A” to the Gas Contract, (b) payment of all Minimum Bills under Section 8.2 of the Gas Contract, including Minimum Bills for the 2004-2005 Contract Year and all subsequent Contract Years, and (c) any payments under Section 8.1 of the Gas Contract (collectively, the “Monthly Bills”), including any Monthly Bills relating to the period prior to the date of this Agreement, and TSC shall be released from any further obligations, duties, or responsibilities to MGSC under the Gas Contract.
     4. Satisfaction and Release of Corus. The Guaranty remains in effect until the total Termination Payment has been made. Notwithstanding any provisions in the Guaranty to the contrary, upon termination of the Gas Contract and payment of the Termination Payment to MGSC, the Guaranty shall be void and of no further effect, Corus shall be deemed to have satisfied all obligations, duties, and responsibilities to MGSC under the Guaranty, and Corus shall be released from any further obligations, duties, or responsibilities to MGSC under the Guaranty.
     5. Miscellaneous.
     (A) Further Assurances. Each party shall execute such additional documents and instruments as may be reasonably required by counsel for another party to carry out the purpose and intent of this Agreement.
     (B) Final Integration. This Agreement constitutes the entire agreement of the parties, as a complete and final integration thereof with respect to its subject matter. All prior understandings and agreements between and among the parties are merged into this Agreement, which alone fully and completely expresses their understandings. No representation, warranty, or covenant made by another party which is not contained in this Agreement or expressly referred to herein has been relied on by another party in entering into this Agreement.
     (C) Amendment In Writing. This Agreement may not be amended, modified, terminated, or waived in any respect whatsoever, except by a further agreement in writing, properly executed by all the parties.
     (D) Binding Effect. This Agreement shall bind the parties and their respective successors and assigns.
     (E) Multiple Counterparts. Any number of counterparts of this Agreement may be executed by execution of separate signature pages by each of the parties and transmission by facsimile, expedited delivery service, and/or U.S. mail for assembly into an integrated document or otherwise as the parties may agree. Each such counterpart thus executed shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.
     (F) Costs On Default. In the event of a default hereunder by any party as to any duty, warranty, or undertaking owed to another party, which default results in efforts by the non-defaulting party to remedy same (whether or not a lawsuit is filed), the defaulting party shall pay, in addition to such other sum as may be due hereunder, all costs and expenses of such efforts, including, but not limited to, a reasonable attorneys’ fee.
     (G) Attorneys’ Fees. The prevailing party in any litigation in connection with this Agreement shall be entitled to recover from the other party all costs and expenses, including without limitation fees of attorneys and paralegals, incurred by such party in connection with any such litigation.
     (H) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Alabama.

     IN WITNESS WHEREOF, the undersigned have caused these premises to be duly executed by their authorized agents or officers effective as of the date first written above.

TUSCALOOSA STEEL CORPORATION

By: /s/ Terrence E. Schaefer

Its Secretary / Treasurer

     IN WITNESS WHEREOF, the undersigned have caused these premises to be duly executed by their authorized agents or officers effective as of the date first written above.

CORUS UK LIMITED

By: /s/ Rosemary Burke

Its Director of M & A

     IN WITNESS WHEREOF, the undersigned have caused these premises to be duly executed by their authorized agents or officers effective as of the date first written above.

MOBILE GAS SERVICE CORPORATION

By: /s/ John S. Davis

Its President & CEO